UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2011

Zoran Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27246	94-2794449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road, Sunnyvale, California	94086-5305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, a number of lawsuits related to the proposed merger of Zoran Corporation (“Zoran”) with CSR plc (“CSR”) were filed by alleged shareholders of Zoran after the public announcement of the proposed merger. In addition to asserting claims against Zoran, the plaintiffs in these lawsuits currently name as defendants certain members of Zoran’s board of directors as well as CSR and Zeiss Merger Sub, Inc., a subsidiary of CSR (“Merger Sub”). A description of these lawsuits is included under the heading “Legal Proceedings Relating to the Merger” beginning on page 103 of the proxy statement (the “proxy statement”) filed by Zoran with the Securities and Exchange Commission on August 1, 2011 and included in the registration statement on Form F-4 filed by CSR with the SEC on July 29, 2011.

Effective as of August 23, 2011, Zoran and the other defendants in these lawsuits reached an agreement in principle with the plaintiffs regarding the settlement of the lawsuits. In connection with this agreement, Zoran agreed to make certain additional disclosures to its stockholders, which are contained herein. After Zoran enters into a definitive agreement with the plaintiffs, the proposed settlement will be subject to court approval, and, if the court approves the settlement, the settlement will resolve all of the claims that were or could have been brought in the lawsuits being settled, including all claims relating to the merger, the amended and restated merger agreement between Zoran and CSR providing for the merger and any disclosure made in connection with the merger, including any such claims against CSR or Merger Sub. In addition, the agreement in principle contemplates that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by Zoran (or its successors or insurer).

The proposed settlement will not affect the merger consideration to be paid to Zoran’s stockholders under the amended and restated merger agreement or change any of the other terms of the merger or the amended and restated merger agreement.

Zoran and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuit and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize stockholder value by entering into the amended and restated merger agreement with CSR and Merger Sub. The agreement in principle is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to its stockholders at a time and in a manner that would not cause any delay of the merger, Zoran and the other defendants have reached the agreement in principle with the plaintiffs as described above. The parties consider it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURES

Background of the Merger

The section of the proxy statement beginning on page 58 under the heading “Background of the Merger” describes the process undertaken by Zoran’s board of directors in connection with Zoran’s entry into the merger agreement with CSR on February 20, 2011 and the subsequent amendment and restatement of that agreement on June 16, 2011. That section, from the paragraph beginning “Between the time…” on page 66 through the paragraph beginning “Later on June 11, 2011…” on page 71, is hereby amended and restated as follows:

“Between the time the original merger agreement was signed and early May 2011, several events occurred that affected Zoran’s business and results of operations, including the following:

•

the March 2011 earthquake and related natural disaster and nuclear accident in Japan, which resulted in shortages of materials or components required for the manufacturing of some Zoran products, and cautious order patterns, including delays and cancellations, from some Zoran customers due to their inability to obtain adequate supplies of materials or components from other suppliers that were needed for the manufacture of the Zoran customers’ products, and the weakening of consumer demand in Japan;

•	Cisco Systems, Inc., a major customer of Zoran’s COACH digital camera processor, announced on April 12, 2011 that it would exit from its Flip consumer video camcorder segment;

•	certain expected design wins with new customers were not realized by Zoran, and certain Zoran customers had not realized design wins for products that were expected to include Zoran components;

•	continued economic weakness resulting in consumer demand being below expectations in many of Zoran’s markets; and

•	certain businesses of Zoran did not perform at the level previously expected by Zoran’s management.

At a meeting of the Zoran board on April 21, 2011, the board discussed the impact of these factors on Zoran’s business. The board also discussed Zoran’s financial results for the quarter ended March 31, 2011, and several members of management made presentations to the Board summarizing positive and negative developments in Zoran’s business units or functional areas, as well as business outlook and new products. The board discussed that it would be prudent, in light of recent developments, to develop a revised scenario for Zoran’s operating plan to show what Zoran would look like as a stand-alone entity, which Zoran could consider implementing if Zoran and CSR concurred. The Board directed management to deliver to the Board by May 3, 2011 a revised scenario that would result in Zoran breaking even (excluding restructuring costs) at a targeted $100 million quarterly revenue run rate in the third fiscal quarter of 2011 and achieving profitability at quarterly run rates above that level and to highlight any strategic issues that might arise if this planning scenario, which was not a forecast of future revenue, were actually implemented.

Both before and after the April 21, 2011 Zoran board meeting, members of Zoran’s management indicated to CSR’s management that Zoran’s management was reviewing the impact of recent unforeseen events that had the potential to affect Zoran’s outlook.

On April 25, 2011, during a telephone call, Dr. Gerzberg reported to Mr. van Beurden on Zoran’s prevailing assessment of the outlook for the second fiscal quarter of 2011. On April 27, 2011, members of Zoran’s management held meetings with members of CSR’s management summarizing the ongoing review of Zoran’s business.

At a meeting of the Zoran board on May 3, 2011, management reviewed Zoran’s financial results for the current quarter to date, and presented a scenario that included detailed expense reduction measures and targeted achieving breakeven on a $100 million quarterly revenue run rate in the third fiscal quarter of 2011. These expense reduction discussions included product line priorities, operational cost reductions, production roadmap implications and detailed expense reduction measures. The Zoran board discussed, in the event Zoran determined, after consultation with CSR, that it was advisable to implement the measures called for by the scenario, the potential timing of implementing the measures and the financial impact of any delay in implementation. At the conclusion of the meeting, the Zoran board directed management to further refine the details of this scenario for further review by the Zoran board, to share the presentation materials with CSR, and to solicit CSR’s view as to whether these measures should be implemented.

On May 3, 2011, Zoran’s management provided the revised scenario presentation materials to CSR’s management, suggesting that Zoran was prepared to move forward with the revised scenario if CSR believed it made sense to do so.

Over the next several days, Zoran’s and CSR’s respective management and their respective financial advisors continued to discuss the developments in Zoran’s business as well as the revised scenario. Zoran’s management advised CSR’s management of the substance of Zoran’s planned May 9, 2011 announcement.

At a meeting of the Zoran board on May 6, 2011, management informed the Zoran board that CSR had been informed of the scenario from the May 3 Zoran board meeting.

On May 9, 2011, Zoran issued a press release announcing its results for the quarter ended March 31, 2011, including a GAAP and a non-GAAP net loss per share that compared unfavorably with the estimates that it had publicly announced previously. Zoran stated that it expected Cisco’s decision to exit its Flip consumer video camcorder segment would negatively impact Zoran’s digital camera revenues in the second quarter and remainder of 2011. Zoran also stated that during the second quarter of 2011, due to the tragedy in Japan that occurred in the first quarter of 2011, Zoran was seeing cautious order patterns from customers across all of its core markets. Zoran also provided guidance for its revenue, gross margin, GAAP net loss per share and non-GAAP net loss per share for the second quarter of 2011, which compared unfavorably to investment analysts’ estimates of the relevant metrics.

On May 9, 2011, CSR published a regulatory announcement noting Zoran’s latest guidance and that CSR was evaluating the implications of Zoran’s disclosures. The announcement also noted that feedback from CSR’s customers since the February 21st announcement of the proposed merger supported the strategic rationale for the proposed transaction.

Following Zoran’s issuance of its May 9 press release regarding Zoran’s earnings announcement and guidance, Zoran’s management noted a number of published reports stating that certain major CSR shareholders appeared to be unfavorably disposed toward the all-stock consideration to be paid to Zoran stockholders under the terms of the original merger agreement. In addition, during this period, CSR, through its management and advisors, communicated to Zoran that a number of shareholders of CSR had expressed the view that, in light of recent developments affecting Zoran, they were not inclined to vote in favor of the transaction, and that management of CSR believed that enough shareholders held similar views such that there was a substantial possibility the transaction would not be approved. At a meeting of the Zoran board on May 10, 2011, the board discussed the implications of the CSR press release and subsequent market reaction for the proposed transaction. Goldman Sachs made a presentation of the movement of the prices of CSR and Zoran stock over the previous twelve months and since the announcement of the original merger agreement on February 20, 2011, and discussed the evolving spread between the deal price and Zoran’s stock price. Goldman Sachs also noted recent Wall Street research analyst reactions to Zoran’s quarterly earnings release suggesting that research analysts anticipated a possible revision of the deal terms. The Zoran board discussed whether there might be other potential buyers for Zoran at an attractive price in the event the transaction with CSR was not concluded. Goldman Sachs advised that, in compliance with the merger agreement, it had not been in contact with other potential parties since the announcement of the pending transaction, but that in light of the feedback received from various potentially interested parties contacted during the market check conducted prior to the announcement of the original merger agreement, it was unlikely that other potential buyers would now present themselves, and noted that none had presented themselves, expressing interest for either the whole company or any of the individual segments, since the announcement of the original merger agreement notwithstanding Zoran’s ability to entertain unsolicited offers under the terms of the original merger agreement. The Zoran board also discussed the possibility of selling Zoran in pieces and requested that management and Goldman Sachs develop a sum-of-the-parts analysis to present to the board.

On May 12 and 13, 2011, members of Zoran’s management met with members of CSR’s management at Zoran’s offices in Sunnyvale, California in order to provide CSR with a detailed understanding of Zoran’s financial and operational condition.

At a meeting of the Zoran board on May 20, 2011, the board discussed strategies for maximizing the value of Zoran to stockholders, either as a standalone business or by breaking Zoran into separate business units, in the event the pending transaction with CSR could not be concluded. Goldman Sachs led the board in a review of its preliminary and illustrative analysis of Zoran and its business units, based on financial information provided by Zoran’s management. Goldman Sachs made a presentation of illustrative whole company and standalone segment profit and loss statements, based on financial information provided by Zoran’s management, and compared them to selected public companies with comparable businesses. Based on this information, Goldman Sachs presented a preliminary and illustrative, multiples-based sum-of-the-parts analysis of the various segments and Zoran as a whole. Goldman Sachs also discussed potential strategic alternatives available to CSR if a deal with Zoran were not completed. The Zoran board also discussed potential strategic synergies of the combination with CSR and recent communications with CSR regarding the proposed transaction and potential timing for closing.

On May 23, 2011, management of CSR informed management of Zoran that in the view of CSR’s board, recent developments at Zoran had negatively impacted the business and financial case for the merger, and offered to meet with Zoran’s management to more fully explain this view.

On May 26, 2011, management of CSR and Zoran met at Zoran’s offices in Sunnyvale, California along with representatives of Goldman Sachs and JPMorgan. At the meeting the management teams discussed operating performance and other developments at both companies since they had entered into the original merger agreement on February 20, 2011. Management of CSR presented its view of Zoran’s outlook based upon its evaluation and that of its advisors over the prior several weeks. That view anticipated reduced revenues, gross margins and growth rates as compared with CSR’s prior view. Management of CSR also indicated that CSR was in the midst of updating its own plan, which was to be presented to its board in June, and answered questions from Zoran’s management concerning CSR’s outlook.

On May 27, 2011, representatives of JPMorgan and Goldman Sachs held a telephonic meeting. JPMorgan communicated that while CSR’s management believed that the strategic rationale for the merger remained attractive, CSR would like to consider a different structure including a significant cash component and reflecting a reduction in CSR’s valuation of Zoran’s business. JPMorgan presented a preliminary proposal on behalf of CSR’s management, which JPMorgan stated had not been approved by CSR’s board of directors, to restructure the merger consideration to be comprised of $6.00 in cash and an exchange ratio of 0.371 CSR ordinary shares per share of Zoran common stock, for a stated total per share consideration, as of that date, of approximately $8.25. Also under this proposal, in view of the reduced pro forma ownership of the combined company by Zoran stockholders, Zoran would be afforded only one designee to the CSR board, who would be Dr. Gerzberg.

On May 29, 2011, the Zoran board met to consider CSR’s preliminary proposal. Goldman Sachs made a presentation that showed that the existing all-stock transaction had an implied value per share of Zoran common stock of $11.13, based on the most recent closing price for CSR stock, while the preliminary proposal presented by JPMorgan on May 27 had an implied value per share of $8.23, or approximately a 26% discount to the existing transaction. The Zoran board then discussed in detail possible responses to CSR and other strategies regarding the CSR transaction, including Zoran’s stand-alone options. After the Zoran board discussed the preliminary proposal, it expressed the view that it did not reflect the value of Zoran on a standalone basis, and directed management and Zoran’s advisors to communicate to CSR and its advisors that the preliminary offer was not close to being sufficient and that Zoran was prepared to enforce its rights under the original merger agreement. Following the meeting, Dr. Gerzberg communicated this view to CSR’s Chief Executive Officer, Mr. van Beurden.

On May 30, 2011, in a call between JPMorgan and Goldman Sachs, Goldman Sachs indicated that the Zoran board had rejected the CSR proposal presented by JPMorgan on May 27 and, were CSR to amend its recommendation at any future date, Zoran was prepared to pursue its remedies under the original merger agreement and that there was a binding agreement subject to Zoran’s termination right and collection of a termination fee in the event that CSR’s board determined to change its recommendation to shareholders in respect of the proposed transaction. Goldman Sachs stated that they and Zoran’s management would be willing to take back to Zoran’s board a revised offer at the value implied by the original merger agreement of approximately $11 per share, but with a substantial cash component as opposed to the current all stock structure, and while that was not an offer from the Zoran board it was one that Zoran management and Goldman Sachs would be willing to take back to the Zoran board.

At a meeting of the Zoran board on June 2, 2011, Dr. Gerzberg informed the board that he had been informed by Mr. van Beurden that CSR desired to announce a revised transaction by June 6, 2011. Dr. Gerzberg also related that Mr. van Beurden stated that, based on the view of shareholders of CSR, CSR would not be able to offer a proposal for a new transaction that equaled the current value of the existing transaction. Mr. Stabenow reported that Ron Mackintosh, chairman of CSR’s board of directors, had suggested the companies’ managements meet over the weekend of June 4-5, 2011 to conclude a revised transaction, and that if a revised transaction were not concluded by June 6, CSR’s board of directors could be expected to withdraw its recommendation of the current transaction on June 6. The Zoran board determined that it would be willing to have Zoran’s management meet with CSR’s management over the weekend, subject to understanding CSR’s disclosure obligations regarding a change in recommendation, and directed management and Zoran’s advisors to communicate with CSR and its advisors in this regard.

On June 3, 2011, Mr. van Beurden communicated to Dr. Gerzberg a revised offer consisting of $6.00 per share in cash, an exchange ratio of 0.371 CSR ordinary shares per share of Zoran common stock and a contingent value right (“CVR”) with a payout ranging between $0 and $1.50 per share depending on the stock price of the combined company on the second anniversary of the closing of the transaction. Mr. van Beurden stated that, in CSR’s view, the value of the transaction, including the present value of the CVR, was $9.20 per share of Zoran common stock, and reiterated that, based on the view of CSR shareholders, CSR would not propose a new transaction that equaled the current value of the existing transaction. Also on June 3, 2011, Mr. van Beurden informed Dr. Gerzberg that the CSR board of directors was scheduled to meet on June 5, 2011.

At a meeting of the Zoran board on June 4, 2011, the board reviewed and discussed recent communications with CSR and CSR’s advisors, including a detailed review of revised terms of the transaction that CSR had informally proposed.

Also on June 4, 2011, members of Zoran’s management and members of CSR’s management, with their respective financial advisors, held a telephonic meeting and discussed developments in CSR’s business and its financial outlook.

At a meeting of the Zoran board on June 6, 2011, Zoran’s management gave an update on its four-year outlook for the various segments of Zoran’s business. Goldman Sachs gave a preliminary financial analysis for Zoran and an analysis of the CVR, and also presented a preliminary and illustrative, multiples-based sum-of-the-parts analysis and a review of the proposed combination. Based on CSR’s most recent stock price, the existing transaction had an implied value of $10.20 per share, while the revised offer, excluding the value, if any, of the CVR, had an implied value of $8.05 per share, or approximately a 21.1% discount to the existing transaction. Goldman Sachs also led the board in a detailed review of matters affecting Zoran’s strategic position, including the revised offer presented by CSR, various preliminary and illustrative financial analyses on Zoran as a whole and of its individual segments, and potential partners for Zoran’s business units and Zoran as a whole in the event the transaction with CSR were not to close. The Zoran board noted that it continued to believe that the original merger agreement was operative and that Zoran was prepared to proceed under its terms; however, because CSR had the ability under certain circumstances under the original merger agreement to change its recommendation to its shareholders concerning CSR shareholder approval of the transaction, the Zoran board believed that it was prudent to consider whether any revised CSR proposal would maximize shareholder value and to consider whether any other alternatives might increase shareholder value. Goldman Sachs reminded the board that, in compliance with the merger agreement, it had not been in contact with other potential parties since the announcement of the pending transaction. In addition, the Zoran board discussed CSR’s request that Zoran waive the three business day notice requirement for CSR’s withdrawal or modification of its recommendation of the then-current transaction, and the Zoran board determined that waiving the notice requirement would provide Zoran with the most flexibility in negotiations with CSR to seek the best revised deal on behalf of Zoran’s stockholders. At the conclusion of the meeting, the Zoran board expressed that the revised offer from CSR was not acceptable but that they would be prepared to approve an offer with an implied value of $9.71. The Zoran board directed management and Goldman Sachs to communicate to CSR that the Zoran board proposed to make a counteroffer consisting of $7.50 in cash and an exchange ratio of 0.4 CSR ordinary shares per share of Zoran common stock, for a total implied value of $9.71 based on the most recent closing prices of CSR ordinary shares. Following the meeting, Dr. Gerzberg communicated the Zoran board’s position regarding the original merger agreement and the counteroffer to Mr. van Beurden, and Goldman Sachs communicated the same to JPMorgan.

At a meeting of the Zoran board on June 7, 2011, Dr. Gerzberg updated the board on recent discussions with CSR regarding revised terms for the merger. Zoran’s legal counsel and financial advisor also updated the board on their respective discussions with CSR’s advisors.

On June 8, 2011, Zoran and CSR executed a letter agreement whereby Zoran agreed to waive the requirement set forth in the original merger agreement that CSR give Zoran three business days’ prior notice of its intent to withdraw, modify, qualify or amend its recommendation in respect of the merger, in order to facilitate the ongoing efforts of the parties to determine whether an alternative to the existing transaction was achievable.

On June 10, 2011, Mr. Van Beurden communicated a revised proposal from CSR to Dr. Gerzberg, reiterating that, based on the view of CSR’s management, CSR would not propose a new transaction that equaled the current value of the existing transaction, and JPMorgan related the same revised proposal to Goldman Sachs. The revised proposal had an implied value of $9.00 per share, consisting of $6.00 in cash and an exchange ratio of 0.585 CSR ordinary shares. It was also communicated that this proposal was being submitted to CSR’s board of directors and that CSR’s management’s expectation was to be able to announce a revised transaction by the middle of the following week.

Later on June 10, 2011, the Zoran board met with its financial and legal advisors to discuss the revised CSR proposal. Goldman Sachs informed the board that the implied value of the proposal was $9.02 per share based on the prior day’s closing price of CSR ordinary shares. In addition, the Zoran board discussed that volatility in CSR’s share price would impact an offer that included CSR ordinary shares as consideration. Some members of the Zoran board expressed the view that this value did not sufficiently reflect Zoran’s current value, and that Zoran could obtain a higher price from the sale of its business units or as a standalone company, and that as a consequence, a revised transaction would have to be based on a higher value. The Zoran board instructed Zoran’s management and Goldman Sachs to communicate these views to CSR and to reiterate to CSR that Zoran continued to support the existing transaction. Following the meeting, Dr. Gerzberg communicated the Zoran board’s views to Mr. van Beurden, and Goldman Sachs communicated the Zoran board’s views to JPMorgan. JPMorgan communicated to Goldman Sachs that CSR’s management was unable to propose a new transaction that equaled the current value of the existing transaction nor was it willing to pay $10.00 per share, or even $9.50 per share. JPMorgan also noted that CSR could change its recommendation of the merger.

At a meeting on June 11, 2011, Goldman Sachs updated the Zoran board with JPMorgan’s feedback. The Zoran board discussed CSR’s communication regarding the value of any proposed revised transaction and the possibility of CSR withdrawing its recommendation for the merger if the companies did not agree on revised terms. The Zoran board further discussed CSR’s most recent offer of $9.02. It was noted that the implied value of the existing all-stock transaction, which had been adversely affected by a continuing decline in the value of CSR’s ordinary shares, currently stood at $9.42 per share. Members of the Zoran board exchanged views on the value that they would require for a revised offer from CSR to be acceptable. There were differing views among the members of the Zoran board in this regard, although all of the members agreed that the current revised proposal was not acceptable. The Zoran board instructed management to prepare a press release for publication in the event that the CSR board publicly withdrew its recommendation in favor of the original merger agreement. The Zoran board further discussed alternative strategic options, including the sale of Zoran’s business lines, sale of the entire company to a third party, and continuing operation as a stand-alone entity.

Later on June 11, 2011, Mr. van Beurden informed Dr. Gerzberg that CSR would increase its offer to a total value in cash and CSR stock of $9.25 per share of Zoran common stock. Mr. van Beurden did not state whether the increase from the CSR’s prior offer would be in the form of cash or CSR stock. Mr. van Beurden also stated that CSR would definitely not offer $9.42 in value, the current value of the existing transaction, in a revised transaction, reiterating that, based on the view of CSR shareholders, they would not support such a valuation. Upon conclusion of the conversation, Mr. van Beurden acknowledged that Dr. Gerzberg would revert to his board with a proposal of $9.26.”

Opinion of Zoran’s Financial Advisor

The section of the proxy statement beginning on page 78 under the heading “Opinion of Zoran’s Financial Advisor” is a summary of the material financial analysis delivered by Goldman, Sachs & Co. to Zoran’s board of directors in connection with Goldman Sachs’ rendering its opinion to Zoran’s board of directors regarding the fairness of the consideration to be paid by CSR for each share of Zoran common stock pursuant to the merger agreement. The subsection “Illustrative Discounted Cash Flow Analysis” beginning on page 83 and ending on page 84 of the proxy statement is hereby amended and restated as follows:

“Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Zoran and CSR using the Revised Forecasts for each of Zoran and CSR. In the illustrative discounted cash flow analyses below unlevered free cash flow, which is projected EBITDA, minus taxes (calculated by multiplying the tax rate contained in the Revised Forecasts by the projected EBIT less stock based compensation expense, which was treated as a cash expense), minus projected capital expenditures, minus the projected increase in net working capital, minus stock based compensation expense, minus restructuring costs, was calculated using the Revised Forecasts.

Zoran. In performing the illustrative discounted cash flow analysis, Goldman Sachs calculated indications of net present value of free cash flows for Zoran for the period from May 31, 2011 through December 31, 2011 and for the years 2012 through 2014 using illustrative discount rates ranging from 12.0% to 14.0%, reflecting estimates of Zoran’s weighted average cost of capital. Goldman Sachs calculated implied prices per share of Zoran common stock using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from 1.5% to 3.5% to terminal year projected cash flow, which implied one-year forward EBITDA multiples of 3.9x to 5.9x. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 12.0% to 14.0%. The range of discount rates was derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas, for Zoran and selected companies which exhibited similar business characteristics to Zoran, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zoran common stock of $8.11 - $9.74 per share.

Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different assumptions for changes in annual sales growth and operating margin for Zoran for 2012 and beyond. The sensitivity adjustments to projected annual sales growth ranged from 3.0% to (3.0%) of incremental growth. The sensitivity adjustments to projected annual operating margin ranged from 3.0% to (3.0%) of incremental operating margin. This analysis, assuming a 13.0% discount rate and a perpetuity growth rate of 2.5%, resulted in a range of illustrative implied present values of $6.56 to $11.31 per share of Zoran common stock.

Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different tax rate assumptions for Zoran in the terminal year. The tax rate assumptions used were 20% and 35%. This analysis, assuming a 13% discount rate and using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from 1.5% to 3.5% to terminal year projected cash flow, resulted in a range of implied present values of $7.81 to $9.15 per share of Zoran common stock.

CSR. Goldman Sachs calculated indications of net present value of free cash flows for CSR for the period from May 31, 2011 through December 31, 2011 and for the years 2012 through 2014 using illustrative discount rates ranging from 13.0% to 15.0%, reflecting estimates of CSR’s weighted average cost of capital. Goldman Sachs calculated implied prices per CSR ordinary share using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from 1.5% to 3.5% to terminal year projected cash flow, which implied one-year forward EBITDA multiples of 3.8x to 5.5x. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 13.0% to 15.0%.

The range of discount rates was derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas, for CSR and selected companies which exhibited similar business characteristics to CSR, as well as certain financial metrics for the United Kingdom financial markets generally., This analysis resulted in a range of implied present values per CSR ordinary share of $4.80 - $5.90 per share.

Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different assumptions for changes in annual sales growth and operating margin for CSR for 2012 and beyond. The sensitivity adjustments to projected annual sales growth ranged from 3.0% to (3.0%) of incremental growth. The sensitivity adjustments to projected annual operating margin ranged from 3.0% to (3.0%) of incremental operating margin. This analysis, assuming a 14.0% discount rate and a perpetuity growth rate of 2.5%, resulted in a range of illustrative implied present values of $4.10 to $6.61 per CSR ordinary share.

Pro Forma Combined Company Discounted Cash Flow Analysis. Goldman Sachs also performed an illustrative discounted cash flow analysis for the pro forma Combined Company to calculate indications of the implied value to be received by holders of Zoran common stock, respectively taking into account all, 50% and none of the Revised Synergies.

In performing the illustrative discounted cash flow analysis, Goldman Sachs calculated indications of net present value of free cash flows for the Combined Company for the period from May 31, 2011 through December 31, 2011 and for the years 2012 through 2014 using illustrative discount rates ranging from 13.0% to 15.0%, reflecting estimates of the Combined Company’s weighted average cost of capital. Goldman Sachs calculated implied prices per ordinary share of the Combined Company using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from 1.5% to 3.5% to terminal year projected cash flow. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 13.0% to 15.0%. The range of discount rates was derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas, for CSR and selected companies which exhibited similar business characteristics to CSR, as well as certain financial metrics for the United Kingdom financial markets generally. This analysis resulted in a range of implied present values per ordinary share of the Combined Company of $4.41 - $5.65 per share excluding the Revised Synergies.

Goldman Sachs calculated indications of net present value of free cash flows for the Revised Synergies for the period from May 31, 2011 through December 31, 2011 and the years 2012 through 2014 using illustrative discount rates ranging from 13.0% to 15.0%, reflecting estimates of the Combined Company’s weighted average cost of capital. Goldman Sachs then calculated implied prices per share of the Combined Company using illustrative terminal values in the year 2015 based on perpetuity growth rates ranging from 1.5% to 3.5% to terminal year projected cash flow. These illustrative terminal values were then discounted to calculate implied indications of present value using illustrative discount rates ranging from 13.0% to 15.0%. This analysis, together with the range of implied present values per ordinary share of the Combined Company excluding the Revised Synergies referenced above, resulted in a range of $6.76 - $8.87 per ordinary share of the Combined Company including the Revised Synergies.

Goldman Sachs then calculated indications of the implied value to be received by holders of Zoran common stock in the transaction assuming none, 50% and all of the Revised Synergies are achieved using both the closing price of a CSR ordinary share on June 14, 2011 and the indication of net present value of the free cash flows for the Combined Company described above. Goldman Sachs added the Cash Consideration to (1) either (X) the closing price of a CSR ordinary share on June 14, 2011, or (Y) an indication of the net present value of the free cash flows of the Combined Company excluding the Revised Synergies using an illustrative discount rate of 14% and an illustrative perpetuity growth rate of 2.5%, which, in each case was multiplied by the exchange ratio pursuant to the merger agreement of 0.589, and (2) the product of (A) the percentage of the Revised Synergies achieved, and (B) an indication of the net present value of the free cash flows for the Revised Synergies using an illustrative discount rate of 14% and an illustrative perpetuity growth rate of 2.0% multiplied by the exchange ratio pursuant to the merger agreement of 0.589. This analysis resulted in the range of implied value to be received per share of Zoran common stock assuming none, 50% of and all of the Revised Synergies set forth in the table below:

Illustrative Per Share Value Indications
	Based on Combined Company DCF Value	Based on CSR Closing Price on June 14, 2011
Illustrative Per Share Value Indications	$9.16 - $10.71	$9.31 - $10.86”

Certain Financial Forecasts and Synergies Estimates

The section of the proxy statement beginning on page 88 under the heading “Certain Financial Forecasts and Synergies Estimates” is a summary of certain forecasts and estimates prepared by Zoran’s management and used by Goldman Sachs in connection with its financial analysis for purposes of rendering its opinion to Zoran’s board of directors regarding the fairness of the consideration to be paid by CSR for each share of Zoran common stock pursuant to the merger agreement. The subsection from its beginning on page 88 through and including the tables of figures ending on page 90 is hereby amended and restated as follows:

“In performing their financial analysis for purposes of rendering the opinion described and summarized above in “—Opinion of Zoran’s Financial Advisor,” at the direction of Zoran’s management and board, Goldman Sachs used the Revised Forecasts for Zoran and CSR and Revised Synergies for the Combined Company. These forecasts and estimates were prepared by Zoran’s management and presented to Zoran’s board. Neither Zoran nor any other person has made, or makes, any representation regarding these forecasts and estimates, which are set forth below.

Except for published quarterly guidance as to expected results for the next quarter, Zoran does not as a matter of course make public projections as to revenue, EBITDA, net income, cost of sales, operating expenses or other financial information. Zoran’s management prepared the prospective financial information summarized below to provide its board, financial advisors and CSR with financial forecasts and potential synergies estimates for the Combined Company. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Zoran’s management, however, such information was prepared on a reasonable basis based on information available at the time the forecasts and estimates were prepared, and, to Zoran’s management’s knowledge and belief at the time the forecasts and estimates were prepared, presented the expected course of action and the potential future financial performance of Zoran and the Combined Company. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information, which has the potential to differ and could differ materially from actual performance and results.

Neither CSR’s nor Zoran’s current, former, or any other independent auditors listed as experts in “Experts,” nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. The independent auditors’ reports incorporated by reference in this proxy statement/prospectus relate to historical financial information. They do not extend to any prospective financial information and should not be seen to do so.

The forecasts and synergies estimates were based on Zoran management’s internal estimates, which in the case of information about CSR were prepared based on publicly available information and Zoran management’s familiarity with CSR’s business and markets. The estimated synergies were based on potential revenue and cost savings synergies that Zoran’s management projected to result from the merger, including the potential for new product offerings combining complementary technologies, access to and development of new markets, reduced cost of sales, reduced R&D costs and reduced sales, general and administrative costs. The inclusion of forecasts and synergy estimates in this proxy statement/prospectus should not be regarded as an indication that Zoran or any other person that received this information considered, or now considers, this information to be a reliable prediction of the future results of CSR, Zoran or the Combined Company. Zoran prepared the projections solely for its internal purposes, and to assist its financial advisors and CSR in their analyses. This information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information.

The following tables summarize the Revised Forecasts and Revised Synergies used by Goldman Sachs in preparing the opinion described above:

	Zoran Standalone Financial Forecast Information
	2011		2012	2013	2014
	U.S.$ in millions
Revenue	$388		$425	$469	$512
EBITDA	$(15)		$27	$46	$63
Net (loss)/income	$(30)		$12	$31	$47
Unlevered free cash flow	$(5	) (1)	$(6)	$21	$37

(1)	2011 unlevered free cash flow is from May 31, 2011 through December 31, 2011.

	CSR Standalone Financial Forecast Information
	2011		2012	2013	2014
	U.S.$ in millions
Revenue	$785		$832	$909	$995
EBITDA	$90		$108	$125	$148
Net income	$58		$70	$83	$103
Unlevered free cash flow	$20	(1)	$42	$51	$68

(1)	2011 unlevered free cash flow is from May 31, 2011 through December 31, 2011.

	Combined Company Potential Synergies
	2011	2012	2013	2014
	U.S.$ in millions
Revenue	$0	$0	$75	$150
Cost of sales	$3	$15	$16	$18
Operating expense	$3	$35	$35	$35”

Legal Proceedings Relating to the Merger

As disclosed on page 103 of the proxy statement under the heading “Legal Proceedings Relating to the Merger,” a number of putative class actions were filed by alleged shareholders of Zoran after the public announcement of the merger on February 21, 2011. In addition to asserting claims against Zoran, the plaintiffs in these actions currently name as defendants certain members of Zoran’s board of directors as well as CSR and Merger Sub.

On August 23, 2011, counsel for the parties agreed upon the principal terms of a settlement of all putative class actions, which would include the dismissal with prejudice of all claims against all of the defendants, including Zoran, certain members of its board of directors as well as CSR and Merger Sub. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the Delaware Court of Chancery (the “Court”). Pursuant to the agreements between counsel for the parties in the putative class actions, Zoran will make certain supplemental disclosures which are contained in this supplement. Zoran and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuit and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize stockholder value by entering into the amended and restated merger agreement with CSR and Merger Sub. The agreement in principle is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, Zoran and the other defendants have reached the agreement in principle with the plaintiffs as described above. The parties consider it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims. In addition, the parties agreed to present to the Court a Stipulation of Settlement (the “Stipulation of Settlement”) and any other documentation as may be required in order to obtain approval by the Court of the settlement on behalf of a class of stockholders and the dismissal of the putative class actions. The Stipulation of Settlement will include a release of all claims asserted in the putative class actions against all defendants and certain affiliates, agents and other related parties held by the plaintiffs and class members. Zoran anticipates that plaintiffs will petition the court for an award of attorneys’ fees and expenses to be paid by Zoran (or its successors or insurer). These attorneys’ fees and expenses will not be deducted from the merger consideration. If the settlement is not approved and such conditions are not satisfied, Zoran, CSR and the other defendants will continue to vigorously defend these actions.

* * * * *

About Zoran

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for the digital entertainment and digital imaging markets. With over two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications and Connect Share Entertain™ technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DTV, set-top box, broadband receivers (silicon tuners), DVD, digital camera, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and additional operations in China, France, Germany, India, Israel, Japan, Korea, Taiwan, and the U.K., Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Important Additional Information

In connection with the proposed transaction, Zoran has filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) for Zoran’s stockholder meeting to adopt the merger agreement. The Proxy Statement also includes the prospectus filed by CSR with the SEC relating to CSR and the CSR ordinary shares issuable in the form of American Depositary Shares to Zoran stockholders in the proposed merger. On or about August 1, 2011, Zoran began mailing the Proxy Statement to its stockholders of record as of the close of business on July 18, 2011. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ZORAN OR CSR FILE WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain, free of charge, copies of the Proxy Statement and any other documents filed by Zoran with the SEC in connection with the proposed transaction at the SEC’s website at www.sec.gov and Zoran’s website at www.Zoran.com.

Forward-looking statements

This supplement contains, or may contain, “forward-looking statements” concerning CSR and Zoran, the combined companies and business and the wholly-owned subsidiary of CSR that will merge with Zoran (together such companies and their subsidiaries being the “Merged Company”) that are subject to risks and uncertainties. Generally, the words ‘will’, ‘may’, ‘should’, ‘continue’, ‘believes’, ‘targets’, ‘plans’, ‘expects’, ‘estimates’, ‘aims’, ‘intends’, ‘anticipates’ or similar expressions or negatives thereof identify forward-looking statements. Forward-looking statements include statements relating to the following: (i) the expected benefits of the merger, the expected accretive effect of the merger on the combined companies’ financial results, expected cost, revenue, technology and other synergies, the expected impact for customers and end-users, future capital expenditures, expenses, revenues, earnings, synergies, economic performance, financial condition, and future prospects; (ii) business and management strategies and the expansion and growth of CSR’s or Zoran’s operations and potential synergies resulting from the merger; and (iii) the expected closing date of the merger.

These forward-looking statements are based upon the current beliefs and expectations of the management of Zoran and CSR and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond CSR’s and Zoran’s ability to control or estimate precisely and include, without limitation: the ability to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and timeframe; the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; the ability to realize the expected synergies from the transaction in the amounts or in the timeframe anticipated; the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the merger; the ability to integrate Zoran’s businesses into those of CSR’s in a timely and cost-efficient manner; the development of the markets for Zoran’s and CSR’s products; the Merged Company’s ability to develop and market products integrating each company’s technologies in a timely fashion; weak current economic conditions and the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of CSR, Zoran and the Merged Company; sales cycles; price reductions; dependence on and qualification of foundries to manufacture the products of CSR, Zoran and the Merged Company; production capacity; the ability to adequately forecast demand; customer relationships; the ability of CSR, Zoran and the Merged Company to compete successfully; product warranties; the impact of legal proceedings; the impact of intellectual property indemnification practices; and other risks and uncertainties, including those detailed from time to time under the caption “Risk Factors” and elsewhere in CSR’s and Zoran’s periodic reports filed with the United States Securities and Exchange Commission, including Zoran’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and Zoran’s and CSR’s other filings with the SEC. Neither CSR nor Zoran can give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither CSR nor Zoran nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	Senior Vice President of Finance
and Chief Financial Officer

Date: August 23, 2011